Council Bluffs, Iowa ----- February 8, 2017 Southwest Iowa Renewable Energy, LLC (“ SIRE ” or the "Company") announced its unaudited financial results for the three months ended December 31, 2016.

Results for the First Quarter of Fiscal 2017 (Amounts in 000's)

		Three Months Ended December 31, 2016	Three Months Ended December 31, 2015
•	Revenues	$52,065	$53,199
•	Net Income	$5,632	$1,106
•	Gross Margin	$7,183	$2,515
•	Modified EBITDA	$8,197	$4,359

SIRE reported net income of $5.6 million or $422.60 per unit for the three months ended December 31, 2016, compared to a net income of $1.1 million or $82.99 per unit for the three months ended December 31, 2015.

SIRE revenue from operations was $52.1 million for the three months ended December 31, 2016 compared to $53.2 million for the the three months ended December 31, 2015.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses, was $8.2 million for the three months ended December 31, 2016, compared to $4.4 million for the three months ended December 31, 2015.

SIRE had $1.3 million in cash and cash equivalents and $36.0 million available under revolving loan agreements, for a total cash and available borrowings of $37.3 million at December 31, 2016. The cash flow provided by operating activities was $9.9 million compared to $6.4 million for the three months ended December 31, 2016 and 2015, respectively.

Brian Cahill, SIRE's President and CEO stated, “this first quarter of Fiscal 2017, we saw very favorable margins, continuing the trends of the previous quarter. Corn prices retreated back below $3.50; we averaged $3.36 per bushel during this first quarter of Fiscal 2017, which is a decrease over the past year's price of $3.77. However, ethanol margins in the U.S. have been very volatile towards the end of 2016. Demand for ethanol has been strong with the lower prices, both in the U.S. and abroad. The industry has continued to adjust and we expect margins to remain positive but are becoming more dependent on continued good export demand."
During the first quarter of Fiscal 2017, SIRE produced 29.9 million million gallons of ethanol, compared to 29.1 million gallons during the first quarter of Fiscal 2016. Cahill commented - "we continue to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	For the three months ended December 31,
	2016	2015
Revenues	$52,065	$53,199
Cost of Goods Sold	44,882	50,684
Gross Margin	7,183	2,515

General and administrative expenses	1,127	1,205
Interest and other (income) expense, net	424	204
Net Income	$5,632	$1,106

Weighted Average Units Outstanding, Basic	13,327	13,327
Weighted Average Units Outstanding, Diluted	14,442	14,127
Net Income per unit, Basic	$422.60	$82.99
Net Income per unit, Diluted	$389.97	$78.29

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $8.2 million for the three months ended December 31, 2016 , compared to $4.4 million for the three months ended December 31, 2015.

	For the three months ended
	December 31, 2016	December 31, 2015
	Unaudited	Unaudited
	in 000's	in 000's

Net Income	$5,632	$1,106
Interest expense, net	289	335
Depreciation	3,000	2,939
EBITDA	8,921	4,380

Unrealized Hedging (Gain)	(724)	(21)

Modified EBITDA	$8,197	$4,359

Statistical Information

	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and undenatured Ethanol	$41,611	79.9%	$41,582	78.2%
Distiller's Grains	$7,939	15.2%	$9,389	17.6%
Corn Oil	$2,279	4.4%	$1,895	3.6%
Other	$236	0.5%	$333	0.6%

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2016	September 30, 2016
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,324	$3,139
Accounts receivable	12,945	13,607
Inventory	12,940	9,937
Other current assets	1,761	558
Total current assets	28,970	27,241
Net property and equipment	120,347	122,572
Other assets	2,145	2,150
Total Assets	$151,462	$151,963

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	16,278	11,415
Current maturities of notes payable	6,522	6,517
Total current liabilities	22,800	17,932
Total long term liabilities	19,953	30,954
Total members' equity	108,709	103,077
Total Liabilities and Members' Equity	151,462	151,963

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392